Lakeland Industries Inc. Announces Completion of Financing

RONKONKOMA, NY – July 1, 2013-- Lakeland Industries, Inc. (the “Company”) (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and first responders on the federal, state and local levels, today announced the completion of financing transactions that combined a $15 million Senior Credit Facility with AloStar Business Credit, a division of AloStar Bank of Commerce, and a $3.5 million subordinated term loan, together with a warrant for common stock, with LKL Investments, LLC, an affiliate of Arenel Capital, a private equity fund.

Andy McGhee, President of AloStar Business Credit said, “We are pleased to support Lakeland Industries, Inc. as they restructure in order to move forward.” AloStar Business Credit provides asset-based lending products nationwide to companies with financing needs up to $20 million.

The proceeds from such financing were used to fully repay the Company’s former financing facility with TD Bank, N.A. in the amount of approximately US$13.7 million. Also repaid at closing was the warehouse loan in Canada with a balance of Cdn$1,362,000 Canadian dollars (approximately US$1,320,000), payable to Business Development Bank of Canada. Management believes that the conditions that were reported in its Form 10-K resulting in doubts about its ability to continue as a going concern have now been resolved as a result of the closing of this financing. The Company anticipates it will file an amended Form 10-K shortly.

Christopher J. Ryan commented “Since we have completed our refinancing of the TD Bank Credit Facility and alternately worked with the investment bank of Raymond James for a year considering all other possibilities, such as M&A transactions and financing alternatives, among many others, we can now focus much more on the turnaround currently being masked by the poor Brazilian results. My goal and top management’s goal is to turn this Company around after having been hit by four significantly negative events all in a short time: the loss of the DuPont license, the huge judgment against the Company by a Brazilian Arbitration panel which management feels strongly did not fit the facts, the impending loss of the Company’s line of credit with TD Bank and the loss of half of the Brazil subsidiary’s sales an as indirect result of the arbitration judgment. The first three events have been dealt with successfully and the fourth we are about to address.

“As we previously disclosed, the issues we had with Brazil directly and indirectly led to our violating covenants with our TD Bank loan agreement which caused a default. While TD Bank refrained from exercising any remedies it had, it continued to have the right to do so, as long as we were in default. Further, the loan facility with TD Bank was set to expire June 30, 2013. The Company, therefore, has been in a liquidity shortage as a result of these issues, leading to the going concern issues as raised in our Form 10-K report. We have dealt with some painful issues, but we believe the financing transactions we have just consummated are the best alternative we had and are in the long-term interest of the Company and our stockholders. As a result of a stabilized financing situation and the ongoing operating turnaround, we now expect to be in a stronger position to maximize shareholder value, whatever course it should take.

“It should be noted that shareholder interests are paramount in our mind. The great majority of Lakeland’s entire management team took a voluntary 8% cash pay cut immediately after the loss of the DuPont agreement in July 2011. In October 2012, top management, being the CEO, CFO and COO also took an additional 30% cash pay cut in return for restricted stock that does not vest for two years. In my experience you rarely see public company management do this. Additionally, the Board of Directors cut their compensation significantly in May of 2013. These actions were taken in the best interest of the Company and our stockholders.

I believe the dilution involved with the issuance of the warrant in connection with the incurrence of subordinated debt is very manageable and allows a lender like this to make an investment in Lakeland. Management believes this is a favorable deal for stockholders’ value in the long term, given the more dilutive offers made by all other parties talked to with similar investment goals in Lakeland over the last year.”

The following is a summary of the material terms of the financings:

$15 million Senior Credit Facility

•	Borrowers are both Lakeland Industries, Inc. and its Canadian operating subsidiary Lakeland Protective Wear Inc. (the “Borrowers”).

•	Borrowing pursuant to a revolving credit facility subject to a borrowing base calculated as the sum of:

o	85% of eligible accounts receivable as defined

o	The lesser of 60% of eligible inventory as defined or 85% of net orderly liquidation value of inventory

o	In transit inventory in bound to the US up to a cap of $1,000,000, subject to a satisfactory appraisal of Alabama real estate

o	Receivables and inventory held by the Canadian operating subsidiary to be included, up to a cap of $2 million of availability

o	Amount available at closing was approximately $12.3 million

•	Collateral will be

o	A perfected first security lien on all of the Borrowers United States and Canadian assets, other than its Mexican plant

o	Pledge of 65% of Lakeland US stock in all foreign subsidiaries other than Canada subsidiary with 100% pledge of stock of its Canadian subsidiaries

•	Collection

o	All customers of Borrowers must remit to a lockbox controlled by Senior Lender or into a blocked account with all collection proceeds applied against the outstanding loan balance

•	Maturity

o	An initial term of three years from the Closing Date

o	Prepayment penalties of 3%, if prepaid prior to the first anniversary of Closing Date; 2% if prior to the second anniversary and 1% if prior to the third anniversary of the Closing Date

•	Interest Rate

o	Rate equal to LIBOR rate plus 525 basis points

o	Floor of 6.25%

o	Initial rate of 6.25%

•	Fees: Borrowers shall pay to the Lender the following fees:

o	Origination fee of $225,000

o	0.50% per annum on unused portion of commitment

o	A monthly, non-refundable collateral monitoring fee in the amount of $3,000 per month

o	All legal and other out of pocket costs

•	Financial Covenants

o	Borrowers covenant that, from the closing date until the commitment termination date and full payment of the obligations to Senior Lender, Lakeland Industries, Inc. (the parent company), together with its subsidiaries on a consolidated basis, excluding its Brazilian subsidiary, shall comply with the following additional covenants:

•	Fixed Charge Coverage Ratio. At the end of each fiscal quarter of Borrowers, commencing with the fiscal quarter ending July 31, 2013, Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.1 to 1.00 for the four quarter period then ending.

•	Minimum Quarterly Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Borrowers shall achieve, on a rolling basis as defined herein and excluding the operations of the Borrower’s Brazilian subsidiary, EBITDA of not less than the following as of the end of each quarter as follows:

•	July 31, 2013 for the two quarters then ended, $2.1 million;

•	October 31, 2013 for the three quarters then ended, $3.15 million,

•	January 31, 2014 for the four quarters then ended, and thereafter, $4.1 million

•	Capital Expenditures. Borrowers shall not during any Fiscal Year make Capital Expenditures in an amount exceeding $1 million in the aggregate.

•	Conditions to Closing:

o	Borrower must have obtained a $3.5 million subordinated debt, which was satisfied by the closing under the Subordinated Loan Agreement

o	Borrower must have had minimum of $2.0 million excess availability at closing

•	Other Covenants

o	Standard financial reporting requirements as defined

o	Limitation on amounts that can be advanced to or on behalf of Brazil limited to $200,000 for fiscal year ended January 2014 and nothing thereafter

o	Limitation on total net investment in foreign subsidiaries of a maximum of $1.0 million per annum

$3.5 million Subordinated Debt Financing

•	Subordinated Loan Agreement

o	Maturity date: June 28, 2018

o	Interest at 12.0% per annum through and including December 27, 2016, increased to 16% per annum on December 28, 2016 and 20% per annum on December 28, 2017. Until the first anniversary of the Closing, all interest shall either be paid in kind (PIK) or paid in shares of common stock of Lakeland, valued at 100% of the then market value

o	Warrant to purchase 566,015 shares of Common Stock (subject to adjustment), exercisable at $0.01 per share

o	Warrant is subject to customary anti-dilution adjustment provisions, including for issuances of Common Stock or Common Stock equivalents at a price less than $5.00 per share, computed on a weighted average basis, subject to a hard cap limitation of 1,068,506 shares on total number of shares to be issued from a combination of warrants, interest shares and anti-dilution adjustments. The Company is allowed to issue up to 500,000 shares without triggering this provision, to allow for restricted shares and other new compensatory issuances.

o	Warrant exercise period is five years from the closing date

o	Registration Rights: the Company commits to filing with the Securities and Exchange Commission a registration statement covering the shares issuable in connection with the subordinated loan transaction within 90 days of the closing date and to have it effective no later than 180 days from the closing date

o	Investor Rights: Junior lender will have the right to designate one board member or a board observer, subject to certain conditions

o	Subject to Senior Lender Subordination Agreement, the subordinated loan, may be repaid in increments of $500,000 with Senior Lender approval, on or after June 28, 2014

o	Early Termination Fees; Applicable Termination Percentage:

•	(a) Upon early repayment of the Term Loan, Borrowers shall be obligated to pay, in addition to all of the other Obligations then outstanding, an amount equal to the product obtained by multiplying $3,500,000 by the applicable percentage set forth below:

•	5.00% if the effective date of termination occurs on or before June 28, 2014

•	3.00% if the effective date of termination occurs after June 28, 2014 but on or before June 28 2015; or

•	1.00% if the effective date of termination occurs after June 28, 2015 but on or before June 28, 2016

•	Upon acceleration of the loan following a Change of Control, Borrowers shall be obligated to pay, an additional fee equal to $35,000

o	Financial covenants setback 10% from those in the Senior Loan Agreement

o	Second priority lien on substantially all of the assets of the Company in the United States and Canada, except a first lien on Mexican facility

Management intends to obtain a valuation of the Warrant and will include this in the Company’s next Quarterly Report on Form 10-Q.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Form 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com